Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-4

Rocket Lab Corp

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Other	45,989,148	$	$2,544,984,358.21	0.0001381	$351,462.34

Total Offering Amounts:							$2,544,984,358.21		351,462.34
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$351,462.34

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Offering Note(s)

(1)	Amount registered represents the estimated maximum number of shares of common stock, par value $0.0001 per share (“Rocket Lab Common Stock”), of Rocket Lab Corporation, a Delaware corporation (“Rocket Lab”), to be issued, or subject to equity awards that may be assumed by Rocket Lab upon completion of the proposed merger of Ion Merger Sub I Inc., a Delaware corporation and wholly owned subsidiary of Rocket Lab (“Merger Sub 1”), with and into Iridium Communications Inc., a Delaware corporation (“Iridium”), with Iridium surviving as an indirect wholly owned subsidiary of Rocket Lab (the “First Merger”), to be effected pursuant to the Agreement and Plan of Merger, dated as of June 28, 2026 (as amended from time to time, the “Merger Agreement”), by and among Rocket Lab, Merger Sub 1, Ion Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Rocket Lab, and Iridium. This number is based on the sum of: (i) (a) 106,115,698, the estimated maximum number of shares of Iridium common stock, par value $0.001 per share (“Iridium Common Stock”), to be outstanding immediately prior to the completion of the First Merger (which includes 105,963,004 shares of Iridium Common Stock outstanding as of July 27, 2026, plus 152,694 shares issuable upon the net settlement of stock options to purchase Iridium Common Stock that will vest and convert prior to the completion of the First Merger (“Iridium Stock Options”), but excluding shares of Iridium Common Stock issuable upon the settlement of Iridium’s other equity awards outstanding as of July 27, 2026), multiplied by (b) 0.4000, the maximum exchange ratio under the Merger Agreement; plus (ii) (a) 4,396,164, the shares of Iridium Common Stock issuable upon the settlement of Iridium’s currently outstanding equity awards (consisting of 4,126,839 shares subject to outstanding restricted stock unit awards and 269,325 shares subject to outstanding performance-based restricted stock unit awards outstanding as of July 27, 2026) prior to closing, multiplied by (b) the estimated Equity Award Exchange Ratio (as defined in the Merger Agreement), calculated based on an assumed Parent Trading Price (as defined in the Merger Agreement) used solely for purposes of estimating the number of shares to be registered hereunder.

The proposed maximum aggregate offering price is estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c), 457(f)(1) and 457(f)(3) of the Securities Act of 1933, as amended. The proposed maximum aggregate offering price of Rocket Lab Common Stock was calculated based upon the market value of shares of Iridium Common Stock and is equal to: (i) (a) $48.955, the average of the high and low prices per share of Iridium Common Stock as reported on the Nasdaq Stock Market on August 6, 2026, multiplied by (b) 110,511,862, which is the estimated maximum number of shares of Iridium Common Stock to be outstanding immediately prior to the completion of the First Merger (including shares of Iridium Common Stock issuable upon the net settlement of Iridium Stock Options outstanding as of July 27, 2026) plus the shares of Iridium Common Stock issuable upon the settlement of Iridium’s currently outstanding equity awards prior to closing; minus (ii) $2,865,123,846.00, which is the maximum aggregate amount of cash consideration estimated to be paid by Rocket Lab to holders of shares of Iridium Common Stock in connection with the consummation of the First Merger as permitted by Rule 457(f)(3). The aggregate amount of cash set forth in clause (ii) of the prior sentence is equal to the product obtained by multiplying $27.00 by the estimated maximum number of shares of Iridium Common Stock to be outstanding immediately prior to the completion of the First Merger (excluding shares of Iridium Common Stock issuable upon the settlement of Iridium equity awards outstanding as of July 27, 2026 other than Iridium Stock Options that will vest and convert prior to the First Merger).

Amount of Securities to be Received or Cancelled: 110,511,862

Value per Share of Securities to be Received or Cancelled: $48.955

Total Value of Securities to be Received or Cancelled: $5,410,108,204.21

Cash Consideration (Paid) by the registrant: $2,865,123,846.00

Maximum Aggregate Offering Price: $2,544,984,358.21